Exhibit 99.1

Unigene to Advance Phase 2 Development of Oral PTH Program by Entering into an Amended and Restated Exclusive Worldwide License Agreement with GSK

-Phase 2 study for treatment of osteoporosis in postmenopausal women expected to commence in Q1 2011; Unigene to receive $4M upfront for development costs and $4M upon completion of Phase 2 patient enrollment-

December 13, 2010 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) today announced that the Company entered into an amended and restated exclusive worldwide license agreement with GlaxoSmithKline (GSK) to develop and commercialize an oral formulation of a recombinantly produced parathyroid hormone (PTH) analog for the treatment of osteoporosis in postmenopausal women and plans to initiate a Phase 2 study in the first quarter of 2011.

Under the terms of the amended and restated agreement, Unigene will conduct the Phase 2 study and will be eligible to receive the remaining milestone payments of up to $142M including an upfront payment of $4M, an additional $4M payment upon completion of Phase 2 patient enrollment and further payments based on the achievement of regulatory and commercialization milestones.  In addition, Unigene is eligible to receive tiered low double-digit royalties on global sales.  Once the Phase 2 study has been completed and based on a review of the data, GSK may elect to assume responsibility for all future development and commercialization of the product.

In April 2002, GSK and Unigene signed the original exclusive worldwide license agreement to develop and commercialize the oral PTH program for osteoporosis with potential payments totaling approximately $150M upon the successful achievement of development and commercialization milestones.  Prior to the revised agreement, an aggregate of $8M in up-front and milestone payments were made to Unigene.  In addition, Unigene was entitled to reimbursement for development expenses, as well as tiered low double-digit royalties on global sales.

Ashleigh Palmer, Chief Executive Officer of Unigene Laboratories, Inc., said, “Over the past several months we have been focused on multiple strategic imperatives, including working closely with GSK on prioritizing the advancement of our oral PTH Phase 2 program for osteoporosis.”  Palmer continued, “The completion of our amended agreement with GSK provides a clear path forward for the PTH program and is a significant milestone for Unigene.  This is a strong validation of our new management team’s commitment to our strategy and our ability to deliver results.  Importantly, we now have the financial resources needed to continue to advance our oral PTH program.  We are thrilled to be continuing our collaboration with GSK to advance our oral PTH program while leveraging their impressive global clinical, regulatory and commercial expertise.”

About the Oral PTH Phase 2 Study
Unigene plans to initiate the Phase 2 oral PTH study in the first quarter of 2011. This multicenter, double blind, randomized, repeat dose placebo controlled study will include an open label comparator arm and will evaluate approximately 90 postmenopausal osteoporotic women for a period of 24 weeks.  The primary endpoint will be an increase in bone mineral density in subjects at 24 weeks compared to baseline.  Patient enrollment for this study is expected to be completed in the first half of 2011.

About Osteoporosis
Osteoporosis is a disease in which bones become brittle and so are more likely to break. In osteoporotic women and men, the density and quality of bone are reduced, leading to deterioration of the skeleton and increased risk of fracture. It's often diagnosed only after an osteoporosis-related fracture happens because prior to such an event, the patient has no outward signs or symptoms. The disease has a significant impact on patients' quality of life and it is estimated that one in three women and one in five men over the age of 50 will develop osteoporosis during their lifetimes.

The prevalence of osteoporosis is growing as the number of post-menopausal women rises, along with the general increase in life expectancy. Osteoporosis affects an estimated 75 million people in Europe, the US and Japan. In women over 45, osteoporosis accounts for more days spent in hospital than many other diseases, including diabetes, heart attack and breast cancer. There is currently no cure for osteoporosis, but available treatments can strengthen bones and help reduce the risk of fractures.

Source:  International Osteoporosis Foundation

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin licensed to Tarsa Therapeutics, now in Phase 3 testing for the treatment of osteoporosis. In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Contacts:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Corporate Communications
Email:  jthomas@unigene.com
Direct:  973-265-1107